Exhibit 99.1

News Release

GE Completes Acquisition of Lufkin Industries

•	Move Expands GE Presence in Artificial Lift Industry

•	Offers Solutions for a Wider Variety of Well Types

•	Improves GE’s Turbomachinery Product Portfolio

HOUSTON—July 1, 2013—GE Oil & Gas (NYSE: GE) today announced that it has completed its acquisition of Lufkin Industries, Inc., a leading provider of artificial lift technologies for the oil and gas industry and a manufacturer of industrial gears based in Lufkin, Texas, for approximately $3.3 billion. The move broadens GE Oil & Gas’ artificial lift capabilities with solutions for a wider variety of well types and technology for production automation and optimization in the drilling industry.

On June 27, Lufkin shareholders voted to approve the transaction, in which shareholders will receive $88.50 per share in cash for each of their Lufkin shares.

Lufkin, with approximately 4,500 employees in more than 40 countries, manufactures and services a broad portfolio of artificial lift equipment through a global network of more than 110 service centers and nine manufacturing facilities. Artificial lift, used in 94 percent of the roughly 1 million oil-producing wells around the world, helps lift resources to the surface in reservoirs with low pressure and improves the efficiency of naturally flowing wells. GE, already active in artificial lift with electric submersible pumps (ESP), will now have expanded capabilities that include rod lift, gas lift, plunger lift, hydraulic lift, progressive cavity pumps and a sophisticated array of well controls and software. GE executive Ian Milne, most recently president of GE Oil & Gas’ Pressure Control business, will lead the Lufkin business post-close.

“Artificial lift technologies are essential in increasing well output, whether it’s maximizing the potential of a new well or breathing fresh life into a mature one,” said Daniel C. Heintzelman, president and CEO, GE Oil & Gas. “With Lufkin’s technologies, highly skilled employees and automation and optimization solutions, GE can now offer a more complete portfolio that address a wider variety of well types at all stages of the production life cycle.”

The global artificial lift sector is expected to approach $13 billion in 2013, according to Spears & Associates. Growth is being fueled by the development of unconventional shale plays and liquids-rich resource plays. For example, in North America, an increased pursuit of oil has driven demand for the rod lift systems manufactured by Lufkin.

Automation is an integral part of Lufkin’s approach to artificial lift optimization and its product line contains the building blocks that will help to develop an artificial lift “industrial internet” through a connected network of technology, data and experts.

The acquisition also improves GE’s gear technology product portfolio. Lufkin manufactures industrial gears and engineered bearings designed to increase turbine efficiency and produce higher power and speed levels. Because Lufkin already is one of GE’s suppliers for turbo gearing and specialty bearings products, the acquisition allows GE to further develop its technologies and expertise for customers.

About GE Oil & Gas

GE Oil & Gas is a world leader in advanced technologies and services with 37,000 employees in more than 100 countries supporting customers across the industry—from extraction to transportation to end use. Making the environment, health and safety, quality and integrity our highest priorities is The Way We Work. Our technologies and services include: surface and subsea drilling and production, monitoring and diagnostics, measurement and controls, large-scale LNG, pipeline compression and inspection, well site and industrial power generation, technologies for the refining and petrochemical industries, and modular CNG and LNG units for transportation sectors. Through our customized service solutions, training programs and technologies, GE Oil & Gas partners with customers to maximize their efficiency, productivity and equipment reliability; develop their next generation workforce; and fully benefit from the megatrends of natural gas, the growth of subsea and hard-to-reach reserves and the revolution in asset health management. Follow GE Oil & Gas on Twitter @GE_OilandGas.

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Name Fabio Pianini

Division GE Oil & Gas

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Email trevor.a.schauenberg@ge.com